As filed with the Securities and Exchange Commission on March 18, 2022

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ATHERSYS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	20-4864095 (I.R.S. Employer Identification No.)
3201 Carnegie Avenue Cleveland, Ohio (Address of Principal Executive Offices)	44115-2634 (Zip Code)
CEO Nonqualified Stock Option Inducement Agreement
(Full title of the plan)
Ivor Macleod
Chief Financial Officer
Athersys, Inc.
3201 Carnegie Avenue
Cleveland, Ohio 44115-2634
(Name and address of agent for service)

216) 431-9900
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.			☐

EXPLANATORY NOTE
As memorialized by a Nonqualified Stock Option Inducement Agreement, dated as of February 14, 2022, by and between Athersys, Inc. (the “Registrant”) and Daniel Camardo (the “Option Inducement Agreement”), the Registrant granted options to purchase 10,000,000 shares (the “Shares”) of common stock, par value $0.001 per share, of the Registrant (the “Common Shares”) to Mr. Camardo on February 14, 2022. This Registration Statement on Form S-8 (the “Registration Statement”) registers the Shares issuable upon exercise of such grant.
The foregoing grant was an inducement material to Mr. Camardo’s acceptance of employment as the Chief Executive Officer of the Registrant and was approved by the Registrant’s Board of Directors and its Compensation Committee. This grant was made in reliance on Nasdaq Stock Market (“Nasdaq”) Listing Rule 5635(c), which exempts certain inducement equity grants from the general requirement of the Nasdaq rules that equity-based compensation plans and arrangements be approved by stockholders.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents previously filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:
(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021;
(b) The Registrant's Current Reports on Form 8-K filed on January 21, 2022 and February 11, 2022; and
(c) The description of the Registrant’s Common Shares set forth in the registration statement on Form 8-A (Commission File No. 001-33876) filed with the Commission on December 6, 2007, as updated by Exhibit 4.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, and all amendments and reports filed for the purpose of updating that description, other than the portions of such documents that by statute or rule, designation in such documents or otherwise are not deemed to be filed with the Commission or are not required to be incorporated by reference.
Until the Registrant files a post-effective amendment to this Registration Statement indicating that all securities offered have been sold, or deregistering all securities then remaining unsold, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shall be deemed to be incorporated by reference into this Registration Statement and to be part of this Registration Statement from the date of filing such documents, other than the portions of such documents that by statute or rule, designation in such documents or otherwise are not deemed to be filed with the Commission or are not required to be incorporated by reference. Any statement contained in a document incorporated or deemed to be incorporated by reference into this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference into this Registration Statement modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Directors and Officers.
The Registrant is incorporated under the laws of the state of Delaware. Delaware law provides that directors of a company will not be personally liable for monetary damages for breach of their fiduciary duty as directors, except for liabilities:

•for any breach of their duty of loyalty to the company or its stockholders;
•for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
•for unlawful payment of dividend or unlawful stock repurchase or redemption, as provided under Section 174 of the General Corporation Law of the State of Delaware (the “DGCL”); or
•for any transaction from which the director derived an improper personal benefit.

The provisions of Delaware law that relate to indemnification expressly state that the rights provided by the statute are not exclusive and are in addition to any rights provided in bylaws, by agreement, or otherwise. The Registrant’s certificate of incorporation also provides that if Delaware law is amended to further eliminate or limit the liability of directors, then the liability of the Registrant’s directors shall be eliminated or limited, without further stockholder action, to the fullest extent permissible under Delaware law as so amended.
The Registrant’s certificate of incorporation requires it to indemnify, to the fullest extent permitted by the DGCL, any and all persons it has the power to indemnify under the DGCL from and against any and all expenses, liabilities or other matters covered by the DGCL. Additionally, the Registrant’s certificate of incorporation requires it to indemnify each of its directors and officers in each and every situation where the DGCL permits or empowers the Registrant (but does not obligate it) to provide such indemnification, subject to the provisions of its bylaws. The Registrant’s bylaws requires it to indemnify its directors to the fullest extent permitted by the DGCL, and permits the Registrant, to the extent authorized by the board of directors, to indemnify its officers and any other person it has the power to indemnify against liability, reasonable expense or other matters.
Under the Registrant’s certificate of incorporation, indemnification may be provided to directors and officers acting in their official capacity, as well as in other capacities. Indemnification will continue for persons who have ceased to be directors, officers, employees or agents, and will inure to the benefit of their heirs, executors and administrators. Additionally, under the Registrant’s certificate of incorporation, except under certain circumstances, its directors are not personally liable to it or its stockholders for monetary damages for breach of fiduciary duty as a director. At present, there is no pending litigation or proceeding involving any of the Registrant’s directors, officers, or employees in which indemnification is sought, and the Registrant is not aware of any threatened litigation that may result in claims for indemnification.
The Registrant’s bylaws also permit it to secure insurance on behalf of any officer, director, employee, or agent for any liability arising out of actions in such person’s capacity as an officer, director, employee, or agent. The Registrant has obtained an insurance policy that insures its directors and officers against losses, above a deductible amount, from specified types of claims. Finally, the Registrant has entered into indemnification agreements with most of its directors and executive officers, which agreements, among other things, require the Registrant to indemnify them and advance expenses to them relating to indemnification suits to the fullest extent permitted by law.
Item 7. Exemption from Registration Claimed.
Not applicable.
Item 8. Exhibits.

Exhibit Number
4.1
Certificate of Incorporation of Athersys, Inc., as amended as of June 20, 2013 (incorporated herein by reference to Exhibit 3.1 of the Registrant’s Quarterly Report on Form 10-Q (File No. 001-33876) filed with the Commission on August 13, 2013)

4.2
Certificate of Amendment to Certificate of Incorporation of Athersys, Inc., as amended as of June 7, 2017 (incorporated herein by reference to Exhibit 3.1 of the Registrant’s Quarterly Report on Form 10-Q (File No. 001-33876) filed with the Commission on August 9, 2017)

4.3
Certificate of Amendment to Certificate of Incorporation of Athersys, Inc., as amended, effective as of June 16, 2021 (incorporated herein by reference to Exhibit 3.3 to the Registrant’s Registration Statement on Form S-3 (Commission No. 333-257409) filed with the Commission on June 25, 2021)

4.4
Bylaws of Athersys, Inc., as amended and restated as of March 13, 2019 (incorporated herein by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K (File No. 001-33876) filed with the Commission on March 14, 2019)

4.7	Nonqualified Stock Option Inducement Agreement, dated as of February 14, 2022, by and between the Registrant and Daniel Camardo*
5.1	Opinion of Jones Day*
23.1	Consent of Independent Registered Public Accounting Firm – Ernst & Young LLP*
23.2	Consent of Jones Day (included in Exhibit 5.1)*
24.1	Power of Attorney*
107	Calculation of Filing Fee Tables*

*    Filed herewith

Item 9. Undertakings.
The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);
(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
Provided, however, that paragraphs (1)(i) and (1)(ii) of this section do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4) That, for the purpose of determining liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, State of Ohio, on March 18, 2022.

ATHERSYS, INC.
By: /s/ Ivor Macleod Ivor Macleod Chief Financial Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Daniel A. Camardo	Chief Executive Officer and Director (Principal Executive Officer)	March 18, 2022
Daniel A. Camardo

/s/ Ivor Macleod	Chief Financial Officer (Principal Financial and Accounting Officer)	March 18, 2022
Ivor Macleod

*	Executive Vice President, Chief Scientific Officer and Director	March 18, 2022
John J. Harrington

*
Hardy TS Kagimoto	Director	March 18, 2022

*
Lorin J. Randall	Director	March 18, 2022

*
Jack L. Wyszomierski	Director	March 18, 2022

*
Ismail Kola	Chairman of the Board and Director	March 18, 2022

*
Jane Wasman	Director	March 18, 2022

*
Baiju R. Shah	Director	March 18, 2022

*
Katherine Kalin	Director	March 18, 2022

*
Kenneth Traub	Director	March 18, 2022
______________

*	The undersigned by signing his name hereto does sign and execute this Registration Statement pursuant to the Power of Attorney executed by the above-named directors and officers of the Registrant, which is being filed herewith on behalf of such directors and officers.
By:	/s/ Ivor Macleod	March 18, 2022
Ivor Macleod, Attorney-in-Fact